Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258340

PROSPECTUS SUPPLEMENT NO. 88
(to prospectus dated August 10, 2021)

Up to 386,015 Shares of Class A Common Stock Issuable Upon the Exercise of Warrants Up to 1,545,448 Shares of Class A Common Stock Up to 160,290 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2021 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on February 3, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 386,015 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) up to 160,290 shares of Class A Common Stock that are issuable upon the exercise of 160,290 warrants (the “private placement warrants”) issued in a private placement in connection with the initial public offering of Decarbonization Plus Acquisition Corporation (“DCRB”) and upon the conversion of a working capital loan by the Sponsor (as defined in the Prospectus) to DCRB and (ii) up to 225,725 shares of Class A Common Stock that are issuable upon the exercise of 225,725 warrants originally issued in DCRB’s initial public offering. The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees, of (i) up to 1,545,448 shares of Class A Common Stock (including up to 105,879 shares of Class A Common Stock issuable upon the satisfaction of certain triggering events (as described in the Prospectus) and up to 6,520 shares of Class A Common Stock that may be issued upon exercise of the Ardour Warrants (as defined in the Prospectus)) and (ii) up to 160,290 private placement warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Except as otherwise indicated, all information in this prospectus supplement gives effect to a 1-for-50 reverse stock split of our Class A Common Stock, which became effective as of September 11, 2024.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus, as well as those risk factors contained in any amendments or supplements to the Prospectus and the documents included or incorporated by reference herein or therein.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 3, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 3, 2025
___________________________________
Hyzon Motors Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware	001-39632	82-2726724
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
599 South Schmidt Road Bolingbrook, IL		60440
(Address of principal executive offices)		(Zip Code)
(585)-484-9337
(Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 31, 2025, Hyzon Motors Inc. (the “Company”) and Stephen Weiland, the Company’s Chief Financial Officer, entered into an Amendment (the “Amendment”) to Mr. Weiland’s Employment Agreement (the “Employment Agreement”) dated October 11, 2023. Under the terms of the Amendment, Mr. Weiland will be eligible for a special incentive to assist the Company with the potential sale of its intellectual property and intangible assets, the Company’s ongoing operations in whole or in part, or an investor to support ongoing operations in some fashion or as a bridge to a process or subsequent transaction, but not for sale of tangible assets (collectively, the “Transaction”).

Commencing February 19, 2024 and continuing until the earlier of (i) April 20, 2025 and (ii) the date Hyzon terminates Mr. Weiland’s employment (the “Post WARN Period”), Mr. Weiland’s base salary will be reduced to sixty-seven percent (67%) of his current base salary, or to $301,500 per year. Further, during the Post WARN Period, should the Company complete a Transaction, Mr. Weiland will be entitled to receive the following: (i) the sum of his base salary reduction, (the 33% reduction or $148,500 per year pro rata to February 19, 2025, but only if a closed Transaction results in net proceeds (as determined by the Company or any duly appointed administrator or trustee) of at least $500,000 (the “Special Compensation”), and (ii) a bonus equal to ten percent (10%) of the net proceeds in excess of $750,000 from the sale of the Company’s intellectual property, subject further a maximum bonus of $250,000 (the “Special Bonus”). The Special Compensation and Special Bonus, if any, shall be deemed due at closing of a Transaction and immediately payable by the Company.

The foregoing description of the Amendment in not complete and is qualified in its entirety by reference to the Amendment filed as Exhibit 10.1 hereto which is incorporated into this Item 5.02 by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Description
10.1	Amendment to Stephen Weiland Employment Agreement dated October 11, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYZON MOTORS INC.

Date: February 3, 2025	By:	/s/ John Zavoli
	Name:	John Zavoli
	Title:	Chief Legal Officer and General Counsel